Registration No. 333-237342
Filed Pursuant to Rule 433
Dated July 22, 2021

Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page ETN Details Ticker FNGU FNGO FNGS GNAF FNGZ FNGD Intraday Indicative Note Value FNGUIV FNGOIV FNGSIV GNAFIV FNGZIV FNGDIV CUSIP 063679872 063679856 06368B504 063679831 063679849 063679666 ISIN US0636798722 US0636798565 US06368B5049 US0636798318 US0636798490 US0636796668 Daily Investor Fee 1 0.95% 0.95% 0.58% 0.95% 0.95% 0.95% Daily Financing/ Interest Rate 2 US Federal Funds Effective Rate plus 1.00% US Federal Funds Effective Rate plus 1.00% n/a US Federal Funds Effective Rate minus 1.00% US Federal Funds Effective Rate minus 1.00% US Federal Funds Effective Rate minus 1.00% Leverage Factor +3X +2X +1X³ -1X -2X -3X Leverage Reset Frequency Daily Daily n/a Daily Daily Daily Exchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Initial Trade Date 1/22/2018 8/1/2018 11/12/2019 8/1/2018 8/1/2018 1/22/2018 Maturity Date 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to Leveraged & Long Exposure notes and the Daily Interest Rate applies to Leveraged & Inverse Exposure notes. 3 This ETN does not include leverage, but rather is designed to replicate the performance of the underlying index, minus the applicable fees. Overview The MicroSectors™ FANG+™ Index Exchange Traded Notes (the “ETNs”) are linked to the performance of the NYSE FANG+™ Index. Each ETN offers investors a return based on changes in the level of the NYSE FANG+™ Index, before taking into account fees. For the leveraged ETNs, each one has a specified leverage factor that is reset daily. This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN listed below. Each leveraged, inverse and leveraged inverse ETN seeks a return on the underlying index for a single day. Those ETNs are not “buy and hold” investments, and should not be expected to provide its respective return of the underlying index’s cumulative return for periods greater than a day. What Is the NYSE FANG+™ Index The NYSE FANG+™ Index includes 10 highly liquid stocks (specified below) that represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The index’s underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found here https://www.theice.com/fangplus. What Is MicroSectors™ MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Ticker Exchange Traded Note FNGU MicroSectors™ FANG+™ Index 3X Leveraged ETN FNGO MicroSectors™ FANG+™ Index 2X Leveraged ETN FNGS MicroSectors™ FANG+™ ETN GNAF MicroSectors™ FANG+™ Index Inverse ETN FNGZ MicroSectors™ FANG+™ Index -2X Inverse Leveraged ETN FNGD MicroSectors™ FANG+™ Index -3X Inverse Leveraged ETN Choose Your Level of Exposure to the NYSE FANG+TM Index Leveraged & Long Exposure FNGU FNGO FNGS GNAF FNGZ FNGD +3X +2X +1X -1X -2X -3X Leveraged & Inverse Exposure FANG+™ Index Family of Exchange Traded Notes